UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB/A

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(Amendment No. 1)

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Ambassador Oil and Gas Limited

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

Australia

(Jurisdiction of Subject Company’s Incorporation or Origin)

Magnum Hunter Resources Corporation

(Name of Person(s) Furnishing Form)

Ordinary Shares

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities (if applicable))

Not Applicable

(Name, Address (including zip code) and Telephone Number (including area code) of

Person(s) Authorized to Receive Notices and Communications on Behalf of the Subject Company)

June 10, 2014

(Date Tender Offer/Rights Offering Commenced)

PART I — INFORMATION SENT TO SECURITY HOLDERS

Item 1.                                                         Home Jurisdiction Documents.

(a)                                 First Supplementary Bidder’s Statement, dated August 20, 2014, attached hereto as Exhibit 99.1.

(b)                                 Not applicable.

Item 2.                                                         Informational Legends.

Included on Exhibit 99.1.

PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)                                 Not applicable.

(2)                                 Not applicable.

(3)                                 Not applicable.

PART III — CONSENT TO SERVICE OF PROCESS

(1)                                 Not applicable.

(2)                                 Not applicable.

[Signature Page Follows]

PART IV — SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: August 21, 2014	/s/ Frank E. Day
Frank E. Day,
Vice President and Corporate Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	First Supplementary Bidder’s Statement, dated August 20, 2014	.